EXHIBIT 10.21

NOTE .FXTFNSION:

JIM D. TILTON, JR. hereby agrees to extend SEA TIGER, INC. 8% Convertible. Debenture Due September 30, 2010 in the amount of  $355,653 until March 31. 2011.